Exhibit 99.1

A.B. Mendez
Investor Relations
210.220.5234
or
Bill Day
Media Relations
210.220.5427

FOR IMMEDIATE RELEASE

CULLEN/FROST BANKERS ANNOUNCES ELECTION
OF JOSEPH A. PIERCE TO BOARD OF DIRECTORS

SAN ANTONIO, Oct. 26, 2022 – The board of directors of Cullen/Frost Bankers, Inc. (NYSE: CFR) announced that Joseph A. Pierce has been elected to the board. He has joined the board’s Corporate Governance and Nominating, Compensation and Benefits, and Technology committees.

“We’re pleased to welcome Joe to the board,” said Phil Green, Cullen/Frost Chairman and CEO. “His legal, financial services and marketing expertise will be very useful as we pursue our organic growth strategy, and he is a great match for the Frost philosophy and our core values of integrity, caring and excellence.”

Pierce is the senior vice president and general counsel of AMB Sports and Entertainment at The Blank Family of Businesses. In that role he counsels and advises across all areas of the organization, including the Atlanta Falcons, Atlanta United and the PGA Tour Superstores. Previously he held positions including senior vice president and chief legal officer at Hornets Sports and Entertainment, overseeing legal and business administration for the Charlotte Hornets of the National Basketball Association. He has also served as senior vice president and associate general counsel of global marketing and corporate affairs at Bank of America as well as positions with Comcast Sports Television Group and Jacksonville Jaguars Ltd.

Pierce holds a Bachelor of Science degree in finance from Georgetown University, and dual juris doctor and Master of Business Administration degrees from the Wharton School of Business and University of Pennsylvania Law School. He lives in Atlanta. Because he grew up in San Antonio, he is very familiar with Frost. “My family banked with Frost, and that’s how I knew of the bank’s customer service and the impact of Frost family in the community,” he said.

About Frost:
Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with $51.8 billion in assets at June 30, 2022. Frost provides a wide range of banking, investments and insurance services to businesses and individuals across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Permian Basin, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped clients with their financial needs during three centuries. Additional information is available at www.frostbank.com.